UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): August 30, 2005
                                                         ---------------


                                  CARMAX, INC.
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             (Exact name of registrant as specified in its charter)


   Virginia                        1-31420                     54-1821055
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(State or other                  (Commission                  (IRS Employer
 jurisdiction                     File No.)                Identification No.)
of incorporation)


    4900 Cox Road, Glen Allen, Virginia                             23060
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   (Address of principal executive offices)                       (Zip Code)


        Registrant's telephone number, including area code: 804-747-0422
                                                            ------------

                                       N/A
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         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement
---------       ------------------------------------------

                On August 24, 2005, CarMax Auto Superstores, Inc. ("CASI"), a subsidiary of CarMax, Inc. (the "Registrant") and certain of their subsidiaries named therein (the "Subsidiaries"), entered into a Credit Agreement for a revolving credit facility (the "Credit Agreement"), among CASI, the Subsidiaries, Bank of America, N.A. as a lender and Administrative Agent and various other financial institutions named therein (collectively, the "Lenders"). Banc of America Securities LLC acted as Sole Lead Arranger and Sole Book Manager. The funds available under the Credit Agreement represent senior secured indebtedness of CASI and the Subsidiaries.

                Pursuant to the terms of the Credit Agreement and a related Security Agreement dated as of August 24, 2005, among the Registrant, CASI, the Subsidiaries, certain other subsidiaries of the Registrant named therein, and the Administrative Agent, borrowings under the Credit Agreement are secured by vehicle inventory held by the Registrant or its subsidiaries. In addition, pursuant to the terms of the Credit Agreement and a related Guaranty Agreement dated as of August 24, 2005, between the Registrant and the Administrative Agent, the Registrant has guaranteed the obligations of CASI and the Subsidiaries under the Credit Agreement.

                The Credit Agreement, which has a four-year term, provides for aggregate borrowings of up to $450 million. Borrowings under the Credit Agreement are available for working capital and general corporate purposes. The aggregate $450 million borrowing limit includes a $25 million limitation on new vehicle swing line loans, a $25 million limitation on other swing line loans, and a $30 million limitation on standby letters of credit. Borrowings under the Credit Agreement bear interest at variable rates based on LIBOR, the federal funds rate or the prime rate, depending on the type of borrowing. CASI pays a commitment fee on the unused portion of the funds available under the Credit Agreement. Interest and fees are payable monthly. All outstanding principal amounts borrowed under the Credit Agreement will be due and payable on August 24, 2009. As of August 26, 2005, the amount outstanding under the Credit Agreement was approximately $129.9 million.

                The Credit Agreement contains customary representations and warranties, conditions, and negative and affirmative covenants, including requirements for maintaining certain financial ratios and limitations on acquisitions and investments. Management does not believe that the limitations contained in the Credit Agreement will, in the foreseeable future, adversely affect the Registrant's ability to use the Credit Agreement and execute its business plan. However, there can be no assurance in this regard.

                In addition to participation in the Credit Agreement, certain of the Lenders provide other services to the Registrant, CASI and the Subsidiaries, including cash management and treasury services, asset-backed securitization transactions, retail installment financing to the Registrant's customers, derivative transactions (interest rate swaps), and other corporate financial services. Bank of America, N.A. is the second largest provider of prime-rated financing for the Registrant's customers, as determined by total retail installment contract dollars, after CarMax Auto Finance, the Registrant's financing operation.

Item 1.02       Termination of a Material Definitive Agreement
---------       ----------------------------------------------

                On February 10, 2003, the Registrant (which, for this Item 1.02, includes CASI) entered into an Amended and Restated Credit Agreement as amended from time to time, (the "Previous Credit Agreement") with DaimlerChrysler Services North America, LLC and Toyota Motor Credit Corporation (the "Previous Lenders"). On August 24, 2005, the Registrant terminated the Previous Credit Agreement by payment in full of all loans and other obligations outstanding thereunder. The termination of the Previous Credit Agreement occured in connection with the entry into the Credit Agreement, as described in Item 1.01 above. There were no penalties to the Registrant in connection with terminating the Previous Credit Agreement. In connection with terminating the Previous Credit Agreement, the Registrant terminated an Amended and Restated Security Agreement between the Registrant and the Previous Lenders, dated as of February 10, 2003, as amended, and a Guaranty between the Registrant and the Previous Lenders, dated as of May 17, 2002, as amended.

                The Previous Credit Agreement included a $200 million revolving loan commitment and a $100 million term loan. Principal was due in full at maturity with interest payable monthly at a LIBOR-based rate. The Previous Credit Agreement had been scheduled to terminate on May 17, 2006. Borrowings under the Previous Credit Agreement were secured by the Registrant's vehicle inventory.

                                    Signature


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  CARMAX, INC.


                                    By:      /s/ Keith D. Browning
                                             ---------------------
                                             Keith D. Browning
                                             Executive Vice President
                                             and Chief Financial Officer





Date:  August 30, 2005